Exhibit 10.28

AMENDMENT TO

EXECUTIVE TRANSITION AGREEMENT (“Amendment”)

WHEREAS, Thomas D. Kampfer (“Executive”) and Iomega Corporation previously entered into an Executive Transition Agreement (“Transition Agreement”), with an effective date of July 26, 2005; and

WHEREAS, the parties have now mutually agreed to amend the Transition Agreement.

NOW, THEREFORE, the parties agree as follows:

Amendment. The Transition Agreement is hereby amended as set forth below.

Transition. Section 1 of the Transition Agreement is deleted and replaced as follows:

“The parties agree that Executive will remain employed by Iomega until February 15, 2006 (“Transition Period”).”

Duties. Section 2 of the Transition Agreement is deleted and replaced as follows:

“During the Transition Period, Executive will continue to report directly to Iomega’s chief executive officer (“CEO”). Executive’s duties will consist of the following activities:

•	Begin the transition of duties from the current Chief Financial Officer (“CFO”) and ensure an orderly transition by November 11, 2005.

•	On November 11, 2005, assume the role of Interim CFO, including responsibility for the finance, accounting, tax, treasury, investor relations and legal functions.

•	Complete the transition of REV OEM and business development activities to the Senior Director, REV Global Strategic Development by November 14, 2005.

•	Complete the transition of REV product generation activities to the Vice President, REV Product Generation and Planning by November 14, 2005.

•	Continue supporting Board of Directors-related and corporate governance matters and ensure an orderly transition of the General Counsel role during fourth quarter 2005.

During the Transition Period, Executive will devote reasonable business efforts and time to Iomega and, so long as employed by Iomega, shall remain subject to the Iomega Code of Conduct.”

Severance Benefits. Section 4 of the Transition Agreement is deleted and replaced as follows:

“Upon expiration of the Transition Period, Executive shall receive severance benefits defined in Executive’s letter agreement of employment dated July 23, 2001, a copy of which is attached as Exhibit A (the “Severance Benefits”); provided, however, that 1/12th of Executive’s annual base salary will be paid to him as a bonus on January 6, 2006 and another 1/12th of Executive’s annual base salary will be paid to him on February 3, 2006 (collectively, the “Bonus”), and upon Executive’s departure from Iomega, his severance will be correspondingly reduced from 9 months to 7 months base salary. Notwithstanding the Bonus, Executive will still receive reimbursement to continue all medical, health and life insurance benefits for nine months after his departure from Iomega.”

Death or Disability. Section 5 of the Transition Agreement is deleted and replaced as follows:

“Upon the disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) or death of Executive, employment shall immediately terminate; however, Executive’s heirs would be eligible for and would receive the Bonus and Severance Benefits.”

Other. Except as expressly stated herein, the Transition Agreement remains unchanged and in full force and effect.

Effective Date: October 21, 2005

Accepted and Agreed to:

Executive		Iomega Corporation

	/s/ Thomas D. Kampfer		/s/ Anna Aguirre

By:		By:
Name:	Thomas D. Kampfer	Name:	Anna Aguirre
Title:	EVP and Secretary	Title:	VP Human Resources

Date:	November 15, 2005	Date:	November 14, 2005